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Exelixis, Inc.

(Name of Registrant as Specified in Its Charter)

Farallon Capital Partners, L.P.

Farallon Capital Institutional Partners, L.P.

Farallon Capital Institutional Partners II, L.P.

Farallon Capital Institutional Partners III, L.P.

Four Crossings Institutional Partners V, L.P.

Farallon Capital Offshore Investors II, L.P.

Farallon Capital (AM) Investors, L.P.

Farallon Capital F5 Master I, L.P.

Farallon Healthcare Partners Master, L.P.

Farallon Capital Management, L.L.C.

Farallon Partners, L.L.C.

Farallon Institutional (GP) V, L.L.C.

Farallon F5 (GP), L.L.C.

Farallon Healthcare Partners (GP), L.L.C.

Joshua J. Dapice

Philip D. Dreyfuss

Hannah E. Dunn

Michael B. Fisch

Richard B. Fried

Varun N. Gehani

Nicolas Giauque

David T. Kim

Michael G. Linn

Rajiv A. Patel

Thomas G. Roberts, Jr.

Edric C. Saito

William Seybold

Daniel S. Short

Andrew J. M. Spokes

John R. Warren

Mark C. Wehrly

Richard Bollini

Colby Clark

Cameron Hillyer

David A. Posner

Matthew Trentini

Tomas J. Heyman

David E. Johnson

Robert “Bob” Oliver, Jr.

Caligan Partners LP

Caligan Partners Master Fund LP

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Farallon Issues Letter to Exelixis Board of Directors Outlining Case for Change

Believes the Company Must Focus R&D Efforts and Spending, Communicate a Coherent Strategy and Return Excess Capital to Shareholders in Order to Reverse Exelixis’ Track Record of Underperformance

Intends to Nominate Three Accomplished, Independent Director Candidates Who Will Bring New Perspectives to the Boardroom to Help Drive Change and Promote Accountability to Shareholders

SAN FRANCISCO – April 5, 2023 – Funds managed by Farallon Capital Management L.L.C. (“Farallon”) own approximately 7.2% of the outstanding shares of Exelixis, Inc. (NASDAQ: EXEL) (“Exelixis” or the “Company”), making it the Company’s largest active shareholder. Today Farallon issued a letter to the Company’s Board of Directors (the “Board”) outlining why change is urgently needed in Exelixis’ boardroom and why it has provided notice of its intent to nominate three accomplished, independent director candidates for election to the Company’s Board at the 2023 Annual Meeting of Shareholders.

***

April 5, 2023

Board of Directors Exelixis, Inc.

1851 Harbor Bay Parkway Alameda, CA 94502

Re: Creating Value for Shareholders at Exelixis

Dear Members of the Board of Directors (the “Board”):

Funds managed by Farallon Capital Management, L.L.C. (together with its affiliates and representatives, “Farallon” or “we” or “us”) own approximately 7.2% of the outstanding shares of Exelixis, Inc. (“Exelixis” or the “Company”), making us the Company’s largest active shareholder. We have been continuously invested in Exelixis since 2018 and believe that the cabozantinib franchise and related intellectual property are durable, and the opportunity to commercialize zanzalintinib is underestimated by many investors.

There can be no doubt, however, that Exelixis has been a disappointment for shareholders.

Despite starting with a library of promising compounds and eventually commercializing a front-line cancer medicine that generates more than $2 billion in annual revenue, Exelixis has made essentially no money for its investors. Since its IPO nearly 23 years ago, Exelixis has generated a total shareholder return of less than 1% per year. Most of you have been on this Board long enough – your average tenure is 16 years – to have observed the Company’s stagnation. It is time to ask yourselves: what needs to change so that Exelixis finally creates value for shareholders?

We believe the Company must focus its R&D efforts and spending, communicate a differentiated and coherent strategy, commit to ongoing distributions of excess capital to shareholders and augment the Board with new perspectives. This is why we recently provided you notice that we intend to nominate three exceptional director candidates to the Board.

We believe it is time for change.

Focus R&D Efforts and Spending

By our estimate, the net present value of the cabozantinib cash flows alone (with a modest R&D program) is worth in excess of $33 per share. We believe the Board should insist on, and communicate, a strategic plan that is expected to deliver at least that much value to shareholders on a net present value basis. With the stock hovering in the high teens and low twenties for more than five years, the Company has clearly failed to do this.

With the cost of capital increasing and biotech companies of all sizes making hard investment choices regarding compounds to advance and trials to conduct, Exelixis stands out as a company with neither a coherent R&D strategy nor a disciplined approach to spending.

In 2023, Exelixis plans to spend more money than ever on R&D – more than $1 billion – with much of it going to discovery and pre-clinical projects across a range of modalities and targets, many in scientific and clinical areas in which Exelixis lacks differentiation and a competitive advantage. Instead of becoming more focused and disciplined, Exelixis is doing precisely the opposite, sponsoring nearly 80 trials simultaneously, a total that is far higher than any of the Company’s peers.

This undisciplined spending on R&D is not good for patients or investors. We believe zanzalintinib and other ADCs in the Exelixis pipeline can extend thousands of lives and become great commercial successes. But we fear the Company is spread too thin and lacks expertise across its many different trials, mechanisms of action and indications. The result is unproductive efforts and wasted resources, neither of which patients or investors can afford.

Exelixis has jumped too many times, for example, straight from Phase 1 to Phase 3, seemingly sacrificing discipline and prudence for speed. Most tellingly, Exelixis’ Phase 3 trial failures have become so expected by the equity research and investor community that the stock does not move anymore on such failures. In the trading day after Exelixis recently announced that its Phase 3 CONTACT-03 study failed to meet its primary endpoints, the stock was down three cents. Seemingly everyone, except the Company, anticipated that the trial would likely fail.

The Company seems resigned to the notion that repeated, expensive failures are an inevitable waystation on the path to discovery. But “serendipity” is not a strategy: it is neither efficient nor effective and is thus unlikely to create lasting value. In our view, Exelixis is valued substantially below the expected cash flows from cabozantinib because the market has no confidence that the Company’s R&D efforts will bear fruit.

Communicate a Coherent R&D Strategy

Our experience has been that investors reward focus and depth and penalize breadth and profligacy. That is, in part, because focus and depth are more likely to generate R&D productivity.

Exelixis, by our count, is pursuing 27 indications, across 79 trials, using at least three very different therapeutic modalities. This type of large, unfocused R&D program without an organizing principle or strategy creates the perception of complexity and a lack of productivity, making it difficult to attract interest from investors.

Instead, investors want to clearly understand the differentiated approach and competitive advantage the Company is exploiting so that they can assess the likelihood of success. Today’s market valuation unequivocally reflects the fact that shareholders believe Exelixis will destroy value with its R&D efforts; shareholders have no faith in the current strategy and approach to discovery and development.

That must change.

Return Excess Capital on the Balance Sheet

Exelixis is enabled to conduct such inefficient R&D efforts in part because it has more than $2 billion of cash and marketable securities on its balance sheet. We are mindful that cabozantinib itself was discovered and developed when the Company had very limited resources, forcing management to make wise investment decisions. Its success stands not for the proposition that a lot of capital is required for success, but rather that hitting the bull’s eye is often easier with a rifle shot than a scattershot.

We were pleased to see the Board respond to our call for a return of capital with its recent announcement of a share buyback, but from our perspective, the plan does not go far enough. The Board should commit to an ongoing return of capital as cabozantinib continues to generate cash flow, both to reward shareholders for their investment and to ensure the Company is disciplined in prioritizing and maximizing the return on its research program.

Refresh the Board of Directors

To break from the past and drive value for shareholders, we believe the Board needs fresh perspectives brought by new, independent members. Eight of the 11 current directors have served on the Board for more than a decade and seven directors have been on the Board for over 15 years. The average tenure and seniority of board members is inconsistent with what the Company needs now – namely, newfound perspectives to help reassess R&D spending in light of dynamic changes in the sector and in capital markets.

In our recent conversations with the Chairman, we were told that our efforts to augment the Board’s composition were unnecessary and unwelcome because “the Board does its own refreshing.” We disagree. Since 2010, only three directors have retired and only three directors have been added.

With a stock that has failed for so long to perform for investors, we believe it is critical to have fresh perspectives – from directors that were selected by the long-suffering shareholders themselves – in the boardroom to promote accountability and, as importantly, to give shareholders confidence that new approaches are being fairly considered.

Because you have been unwilling to make substantial changes to your composition by yourselves, we intend to nominate three exceptional candidates to the Board for consideration by our fellow shareholders at the upcoming annual meeting. Our candidates are:

•	Tom Heyman led Johnson & Johnson’s venture capital group, which managed approximately $1.5 billion in capital and oversaw investments in over 100 companies and assets. He is also the former Global Head of Business Development for Janssen, where he was responsible for sourcing and executing hundreds of M&A and licensing transactions.
•	Dave Johnson has spent over a decade investing in and serving on the boards of small- and mid-cap life sciences companies and has strong expertise in biotech capital allocation.
•	Bob Oliver is the former CEO of Otsuka America Pharmaceutical. He has a track record of building strong portfolios and commercializing assets across different markets. While at Otsuka, he built the company’s commercial capabilities and developed ABILIFY into the number-one selling pharmaceutical in the U.S.

If elected, these accomplished professionals will enter the boardroom with a willingness to collaborate with their fellow directors and with management, with their singular objective being to improve the lives of patients and returns for shareholders.

***

Our preference has always been to work with you constructively. Since submitting our nominations, we have continued to engage privately with the Board to reach an acceptable resolution. Although you initially and repeatedly offered for us to review the data on the Company’s R&D spend pursuant to a non-disclosure agreement and present our non-binding recommendations with respect to your capital allocation, you then withdrew this proposal summarily. This surprised us, as we had been told several times that receiving confidential data about the Company’s R&D would give us a better appreciation of the strengths of the program.

This episode has only added to our conviction that your spending and budgeting cannot stand up to scrutiny. It has also led us to believe that the Company does not have a sincere interest in shareholder input or allowing true independence in the boardroom, making it imperative that our director candidates be elected with a mandate to effect change.

Conclusion

We believe Exelixis has a great opportunity to aid patients and create value for shareholders.

We look forward to engaging with our fellow investors and sharing additional detail on our perspectives on Exelixis’ opportunities in the coming weeks and months.

Kind regards,

Philip D. Dreyfuss
Partner

This letter reflects the opinions of Farallon Capital Management, L.L.C. (together with its affiliates and representatives, “Farallon” or “we”) on behalf of certain investment funds managed or advised by it that currently beneficially own, or otherwise have an economic interest in, shares of Exelixis, Inc. (the “Company”). This letter is for informational purposes only and does not constitute investment advice or convey an offer or solicitation of any type with respect to any securities or other financial products. The views expressed in this letter are expressed as of the date hereof and are based solely on publicly available information and Farallon’s analyses. This letter contains statements reflecting Farallon’s opinions and beliefs with respect to the Company and its business based on Farallon’s research, analysis and experience; all such statements are based on Farallon’s opinion and belief, whether or not those statements are expressly so qualified. Farallon acknowledges that the Company may possess information that could lead the Company to disagree with Farallon’s views and/or analyses. Nothing contained in this letter may be relied upon as a guarantee, promise, assurance or representation as to future events. The investment funds managed or advised by Farallon are in the business of trading (i.e., buying and selling) securities, and it is expected that they will from time to time engage in transactions that result in changes to their beneficial ownership and/or economic interest in the Company.

***

About Farallon

Farallon Capital Management, L.L.C., is a global investment firm founded in 1986 and registered as an investment advisor with the United States Securities and Exchange Commission since 1990. Farallon seeks investments across asset classes and around the world through a process of bottom-up fundamental research and analysis emphasizing capital preservation. More information on Farallon is available at www.faralloncapital.com.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Farallon Capital Management (as defined below) believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Farallon Capital Management or the Company—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties are enumerated in the Company’s public filings. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the United States Securities and Exchange Commission (the “SEC”), including those listed under “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Farallon Capital Management does not undertake any obligation to update or revise any forward-looking information or statements. Certain information included in this material is based on data obtained from sources considered to be reliable. Any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and, unless required by law, are subject to revision without notice.

Funds managed by Farallon Capital Management currently beneficially own shares of the Company. These funds are in the business of trading (i.e., buying and selling) securities and may continue trading in the securities of the Company, subject to applicable law. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Consequently, Farallon Capital Management’s beneficial ownership of shares of, and/or economic interest in, the Company may vary over time depending on various factors, with or without regard to Farallon Capital Management’s views of the Company’s business, prospects, or valuation (including the market price of the Company’s shares), including, without limitation, other investment opportunities available to Farallon Capital Management, concentration of positions in the portfolios managed by Farallon Capital Management, conditions in the securities markets and general economic and industry conditions. Farallon Capital Management also reserves the right to change the opinions expressed herein and its intentions with respect to its investment in the Company, and to take any actions with respect to its investment in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Farallon Parties (as defined below), together with the other Participants (as defined below), intend to file a definitive proxy statement and accompanying white proxy card with the United States Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for votes regarding the election of director nominees and other proposals that may come before the 2023 annual meeting of stockholders (including any adjournments or postponements thereof or any special meeting that may be held in lieu thereof, the “Annual Meeting”) of Exelixis, Inc., a Delaware corporation (the “Company”). THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION REGARDING THE PARTICIPANTS. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The Participants in the proxy solicitation are anticipated to be: (1) Farallon Capital Partners, L.P., a California limited partnership (“FCP”), (2) Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), (3) Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), (4) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), (5) Four Crossings Institutional Partners V, L.P., a Delaware limited partnership (“FCIP V”), (6) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), (7) Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), (8) Farallon Capital F5 Master I, L.P., a Cayman Islands limited partnership (“F5MI”), (9) Farallon Healthcare Partners Master, L.P., a Cayman Islands exempted limited partnership (“FHPM” and together with FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, FCAMI and F5MI, the “Farallon Funds”), (10) Farallon Capital Management, L.L.C., a Delaware limited liability company (“Farallon Capital Management”), (11) Farallon Partners, L.L.C., a Delaware limited liability company (“Farallon General Partner”), (12) Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (“FCIP V General Partner”), (13) Farallon F5 (GP), L.L.C., a Delaware limited liability company (“F5MI General Partner”), (14) Farallon Healthcare Partners (GP), L.L.C., a Delaware limited liability company (“FHPM General Partner”), (15) Joshua J. Dapice (“Dapice”), (16) Philip D. Dreyfuss (“Dreyfuss”), (17) Hannah E. Dunn (“Dunn”), (18) Michael B. Fisch (“Fisch”), (19) Richard B. Fried (“Fried”), (20) Varun N. Gehani (“Gehani”), (21) Nicolas Giauque (“Giauque”), (22) David T. Kim (“Kim”), (23) Michael G. Linn (“Linn”), (24) Rajiv A. Patel (“Patel”), (25) Thomas G. Roberts Jr. (“Roberts”), (26) Edric C. Saito (“Saito”), (27) William Seybold (“Seybold”), (28) Daniel S. Short (“Short”), (29) Andrew J.M. Spokes (“Spokes”), (30) John R. Warren (“Warren”), (31) Mark C. Wehrly (“Wehrly” and together with Dapice, Dreyfuss, Dunn, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes and Warren, the “Farallon Owner Individuals” and the Farallon Owner Individuals together with Farallon Capital Management, Farallon General Partner, FCIP V General Partner, F5MI General Partner and FHPM General Partner, the “Beneficial Owners”; and the Beneficial Owners together with the Farallon Funds and the Farallon Non-Owner Individuals (as defined below), the “Farallon Parties”), (32) Richard Bollini (“Bollini”), (33) Colby Clark (“Clark”), (34) Cameron Hillyer (“Hillyer”), (35) David A. Posner (“Posner”), (36) Matthew Trentini (“Trentini” and together with Bollini, Clark, Hillyer and Posner, the “Farallon Non-Owner Individuals”), (37) Tomas J. Heyman (“Mr. Heyman”), (38) David E. Johnson (“Mr. Johnson”), (39) Robert “Bob” Oliver, Jr. (“Mr. Oliver” and together with Mr. Heyman and Mr. Johnson, the “Nominees”), (40) Caligan Partners LP, a Delaware limited partnership (“Caligan IM”), and (41) Caligan Partners Master Fund LP, a Cayman Islands exempted limited partnership (the “Caligan Fund” and together with Mr. Johnson and Caligan IM, the “Caligan Parties”, and the Caligan Parties together with the Farallon Parties and the Nominees, the “Participants”).

As of the date hereof, the Participants beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 24,316,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). Of the 24,316,000 shares of Common Stock beneficially owned in the aggregate by the Participants: (a) 23,466,000 shares of Common Stock are beneficially owned by the Farallon Parties, in the aggregate, and (b) 850,000 shares of Common Stock are beneficially owned by the Caligan Parties, in the aggregate. As of the date hereof, neither Mr. Heyman nor Mr. Oliver beneficially owns any shares of Common Stock or any other securities of the Company.

Of the 23,466,000 shares of Common Stock owned, in the aggregate, by the Farallon Parties, such shares of Common Stock may be deemed to be beneficially owned as follows: (a) 23,466,000 shares of Common Stock may be deemed to be beneficially owned by Farallon Capital Management by virtue of it being the investment manager for each of the Farallon Funds; (b) 22,620,792 shares of Common Stock may be deemed to be beneficially owned by Farallon General Partner by virtue of it being the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II, and FCAMI and the sole member of FCIP V General Partner and FHPM General Partner; (c) 442,347 shares of Common Stock may be deemed to be beneficially owned by FCIP V General Partner by virtue of it being the general partner of FCIP V; (d) 845,208 shares of Common Stock may be deemed to be beneficially owned by F5MI General Partner by virtue of it being the general partner of F5MI; (e) 12,507,800 shares of Common Stock may be deemed to be beneficially owned by FHPM General Partner by virtue of it being the general partner of FHPM; (f) 23,466,000 shares of Common Stock may be deemed to be beneficially owned by Spokes by virtue of being a Senior Managing Member of Farallon Capital Management and Farallon General Partner, and a Senior Manager of FCIP V General Partner, F5MI General Partner, and FHPM General Partner; and (g) 23,466,000 shares of Common Stock may be deemed to be beneficially owned by each of Dapice, Dreyfuss, Dunn, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Warren and Wehrly by virtue of being a Managing Member of Farallon Capital Management and Farallon General Partner, and a Manager of FCIP V General Partner, F5MI General Partner, and FHPM General Partner. By virtue of their relationships to the Farallon Funds, each of the Farallon Owner Individuals may be deemed to have shared voting power and shared dispositive power with regard to the shares of Common Stock owned by the Farallon Funds. For the avoidance of doubt, none of the Farallon Non-Owner Individuals owns any shares of Common Stock, beneficially or otherwise.

Of the 23,466,000 shares of Common Stock owned, in the aggregate, by the Farallon Parties, such shares of Common Stock are directly owned as follows: (a) 1,959,620 shares of Common Stock (including the 1,000 shares of Common Stock held in record name) are directly owned by FCP; (b) 2,450,882 shares of Common Stock are directly owned by FCIP; (c) 649,197 shares of Common Stock are directly owned by FCIP II; (d) 332,586 shares of Common Stock are directly owned by FCIP III; (e) 442,347 shares of Common Stock are directly owned by FCIP V; (f) 4,059,527 shares of Common Stock are directly owned by FCOI II; (g) 845,208 shares of Common Stock are directly owned by F5MI; (h) 218,833 shares of Common Stock are directly owned by FCAMI; and (i) 12,507,800 shares of Common Stock are directly owned by FHPM.

Of the 850,000 shares of Common Stock owned by the Caligan Parties: (a) 850,000 shares of Common Stock are directly held, in the aggregate, by the Caligan Fund and certain accounts managed by Caligan IM; (b) 850,000 shares of Common Stock may be deemed to be beneficially owned by Caligan IM by virtue of it serving indirectly as the investment manager of the Caligan Fund and certain managed accounts; and (c) 850,000 shares of Common Stock may be deemed to be beneficially owned by Mr. Johnson by virtue of him being the Managing Partner of Caligan IM.

Each of the Farallon Parties expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by the Caligan Parties. Each of the Caligan Parties expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by the Farallon Parties. Each of Mr. Heyman and Mr. Oliver expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by the Farallon Parties or the Caligan Parties.

Media Contacts

Longacre Square Partners Dan Zacchei / Charlotte Kiaie

Farallon@longacresquare.com